                                                                    EXHIBIT 23.1

              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT


The Board of Directors
Wireless Facilities, Inc.

The audits referred to in our report dated February 2, 2000, except for Note 13, which is as of March 13, 2000, included the related financial statement schedule as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999, included in the 1999 Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in registration statement No. 333-90455 on Form S-8 of Wireless Facilities, Inc. of our report dated February 2, 2000, except as to Note 13, which is as of March 13, 2000, relating to the consolidated balance sheets of Wireless Facilities, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 and the financial statement schedule, annual report on Form 10-K of Wireless Facilities, Inc. We also consent to the reference to our firm under the heading "Selected Financial Data" in the December 31, 1999 annual report on Form 10-K.


                                               KPMG LLP

San Diego, California
March 29, 2000